Exhibit 99.3

October 18, 2018

The Board of Directors

Energen Corporation

605 Richard Arrington Jr. Boulevard North

Birmingham, Alabama 35203

Re:	Preliminary Joint Proxy Statement/Prospectus of Diamondback Energy, Inc. and Energen Corporation.

Dear Members of the Board of Directors:

Reference is made to our opinion (the “Fairness Opinion”), dated August 14, 2018, addressed to the Board of Directors (the “Board”) of Energen Corporation (the “Company”) as to the fairness, from a financial point of view, to the holders of Eligible Shares of the Company of the Exchange Ratio in the Merger pursuant to the Agreement and Plan of Merger (the “Agreement”) transmitted to us in draft form on August 14, 2018, by and among the Company, Diamondback Energy, Inc. (“Parent”) and Sidewinder Merger Sub Inc. Except as otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Fairness Opinion.

We provided the Fairness Opinion for the information and assistance of the Board in connection with its consideration of the Merger. In that regard, we hereby consent to the inclusion of the Fairness Opinion and a description of the Fairness Opinion in Parent’s and the Company’s preliminary joint proxy statement/prospectus, which is part of the registration statement of Parent on Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) on or about October 18, 2018 (the “Proxy Statement”).

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the abovementioned version of the Proxy Statement being filed with the SEC as of the date hereof and not to any subsequent amendments or supplements thereto, and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the above-mentioned version of the Proxy Statement) or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Proxy Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Tudor Pickering Holt & Co Advisors LP

Heritage Plaza   |   1111 Bagby, Suite 5100   |   Houston, Texas 77002   |   www.TudorPickeringHolt.com

Tudor, Pickering, Holt & Co. Securities, Inc.   |   Tudor Pickering Holt & Co Advisors LP   |   Members FINRA/SIPC